Exhibit 3.8

Delaware

The First State

I, JEFFREY W. BULLOCK, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF AMENDMENT OF “APPLIED UV, INC.”, FILED IN THIS OFFICE ON THE SEVENTEENTH DAY OF JUNE, A.D. 2021, AT 3:48 O`CLOCK P.M.

7297699 8100 SR# 20212503629	Authentication: 203492168 Date: 06-21-21

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State of Delaware
Secretary of State
Division of Corporation
Delivered 03:48 PM 06/17/2021
FILED 03:48 PM 06/17/2021
SR 20212482689 - File Number 7297699

STATE OF DELAWARE

CERTIFICATE OF AMENDMENT

OF

CERTIFICATE OF DESIGNATION OF

SERIES A PREFERRED STOCK, SETTING FORTH THE POWERS,

PREFERENCES, RIGHTS, QUALIFICATIONS, LIMITATIONS AND

RESTRICTIONS OF SUCH SERIES OF PREFERRED STOCK

OF

APPLIED UV, INC.

(Pursuant to Sections 15l(g) of the General Corporation Law of the State of Delaware)

Applied UV, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the "Corporation") does hereby certify:

FIRST: The Amended and Restated Certificate of Incorporation of the Corporation, as amended confers upon the Board of Directors of the Corporation (the "Board of Directors") the authority to provide for the issuance of shares of preferred stock in series and to establish the number of shares to be included in each such series and to fix or alter the designations, powers and preferences, and relative, participating, optional or other rights, if any, and the qualifications, limitations or restrictions thereof.

SECOND: On March 21, 2019,the Board of Directors duly adopted a resolution creating a series ofpreferred stock having the designation as the Series A Preferred Stock and the number of shares and the powers, preferences and rights of the shares of such series, and the qualifications, limitations and restrictions thereof. That resolution was embodied in Certificate of Designation of Series A Preferred Stock, Setting Forth The Powers, Preferences, Rights, Qualifications, Limitations And Restrictions Of Such Series Of Preferred Stock of said corporation as filed with the Secretary of State of the State of Delaware on August 13, 2019 (SR20196498935; File No. 7297699) (the "Series A Preferred Stock Certificate of Designation").

THIRD: That the Board of Directors of Applied UV, Inc., by unanimous written consent, duly adopted resolutions to amend Section l of the Series A Preferred Stock Certificate of Designations to read in its entirety as follows:

"Section I. Designation and Number. Of such 1,000,000 shares of Preferred Stock authorized, 10,000 shares are designated "Series X Super Voting Preferred Stock.""

FOURTH: That the Amendment was duly adopted in accordance with the provisions of Section 15l (g) of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, said corporation has caused this certificate to be signed on June I7, 2021.

By: /s/ Max Munn
Name: Max Munn
Title: President

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